Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-191029 of our report dated March 28, 2013 relating to the consolidated financial statements of Tops Holding II Corporation and subsidiary appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 28, 2013 relating to the consolidated financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Williamsville, New York

January 6, 2014